Exhibit 15.1

Assentsure PAC 80 South Bridge Road 06-02 Golden Castle Building Singapore 058710 www.assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333- 237788) and Form F-3 (No. 333-248554) of Glory Star New Media Group Holdings Limited (the “Company”) of our report dated March 22, 2023 relating to the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2022 and 2021, which report appears in this annual report on Form 20-F for the years ended December 31, 2022 and 2021.

/s/ Assentsure PAC
Assentsure PAC

Singapore

March 22, 2023